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                                                                  Exhibit: 10.8D


                                 [DAMERT COMPANY LOGO]



30 November 1995

Mr. Larry A. Waide
THE DAMERT COMPANY
2476 Verna Court
San Leandro, California 94577

      Re: Special Executive Incentive Compensation Plan: The DaMert Company

Dear Larry:

      The DaMert Company, a California corporation ("the Corporation") is offering you the opportunity to participate in a Special Executive Incentive Compensation Plan ("the Plan"). The terms of the Plan are set forth below.

      1. Purpose: The purpose of this Plan is to advance the growth and prosperity of the Corporation by providing certain key employees with an additional incentive to contribute to the best interests of the Corporation. The plan provides participants with the economic equivalent of owning stock in the company. As the value of the Corporation's stock increases, recipients of the "Units" will see a proportionate increase in the value of their "Units".

      2. Administration of the Plan: This Plan shall be administered by the Board of Directors of the Corporation. The Board of Directors shall have the power to interpret the Plan, to make regulations for carrying out its purpose, and to make all other determinations in connection with its administration.

      3. Interpretation of Terms and Conditions: The Board of Directors' interpretation of the terms and provisions of the Plan shall be final, binding, and conclusive.

      4. The Special Executive Incentive Compensation Plan: A participating executive is awarded by the Board of Directors a certain number of "Units", each of which is hypothetically assumed to represent one share of stock of the Corporation. This Plan measures the amount of benefit to be realized by a participating executive with reference to the increase in the value of the Corporation as reasonably determined


      DaMert Company - 2476 Verna Court - San Leandro, California 94577 -
                    Tel (510) 895-6500 - Fax (510) 895-5454

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by the Board of Directors. These Units generally are vested over five (5) years, with twenty percent (20%) earned one year after award, forty percent (40%) earned two years after award, sixty percent (60%) earned three years after award, etc. The Board may provide supplemental awards which incorporate appropriate performance objectives. The effective date of the award is January 1 and annual vesting date is December 31.

            The December 31, 1994 per-Unit value is equal to the Corporation's net-worth divided by one hundred three thousand and ninety three (103,093) Units. The future value for awarded Units will be the Corporation's year-end net-worth divided by the total Units then outstanding. The number of outstanding Units will be adjusted to reflect transactions affecting the number of outstanding shares of common stock.

            A participant under the plan at no time owns any issued stock of the Corporation, nor any of the rights (including any voting or dividend rights) of a stockholder of the Company.

            The Corporation, in making Unit grants, may choose to provide for antidilution. In such event the Units granted to any employee shall be adjusted so as to maintain a target percentage interest in the Corporation until a certain aggregate number of Units shall be outstanding. The antidilution rights shall apply only to transactions pursuant to which Units are issued to employees pursuant to this or any other employee incentive compensation plan.

            For purposes of simplifying administration and providing an objective means of determining the value of the Corporation, the Board of Directors has determined to use book value as annually determined by the auditors of the Corporation. This value will be utilized until such time as an event of liquidity shall occur at which time the units will be 100% vested. An event of liquidity shall mean the sale of substantially all of the assets of the Corporation or a disposition of a controlling interest by the holders of the outstanding common stock in an arm's-length transaction with an unrelated party.

            When the event of liquidity occurs it is anticipated that the Board of Directors will structure the transaction in such a manner as to fund the Corporation's commitment under the Special Executive Incentive Compensation Plan to the Plan participants. The Board currently anticipates that the Corporation will seek a buyer at such time as the level of $15 million in annual sales, with $1.5 million of pretax profits, has been achieved.

            If an executive departs the Corporation, for any reason, the vested Units will be valued at the prior year-end's book value. At the Corporation's option, the increase in value of the vested Units from the value at award, will be paid in full to the
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executive within 90 days of exercise, or in 24 equal monthly payments commencing
90 days after exercise, plus 8% simple interest ("Repurchase Rights").

      5. Eligibility: Only senior executives of the Corporation shall be eligible to participate in the Plan, with participants to be determined at the sole discretion of the Board of Directors. In determining the employees to whom Units shall be rewarded, the Board of Directors may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Corporation, and such other factors as the Board of Directors in its discretion shall deem relevant. The Corporation shall affect the granting of Units under the Plan in accordance with the determination made by the Board of Directors. Participants in the Plan may be added or subtracted for any succeeding year, at the complete discretion of the Board of Directors. Participation in one year's award of Units will not in any way obligate the Corporation to provide participation to that participant in succeeding years. The Board may further make conditional grants and/or adopt modified vesting schedules to provide targeted incentives to senior managers.

      6. Termination of Employment: In the event your employment with the Corporation, or any related entity, terminates, other than upon permanent disability or death, the vested percentage will be determined with reference to the schedule that is set forth in the award certificate. If an executive departs the Corporation, for reasons other than death or permanent disability, the vested Units will be valued at the prior year-end's book value and shall be subject to the Repurchase Rights set forth above.

      7. Death or Permanent Disability: In the event of death or permanent disability, the vested percentage shall be one hundred percent. Upon the occurrence of any of those events, you or your legally authorized representative shall hold the Units subject to the Repurchase Rights set forth above.

      8. Amendments: The Board of Directors of the Corporation shall have the power at any time to add to, amend or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or of any provision or provisions thereof, for any period or periods or to terminate the Plan in whole or in part, provided, however, that no such addition, amendment, repeal, suspension, or termination shall in any way affect the rights of the holders of Units which have vested in accordance with the provisions hereof.

      9. Nontransferability: No Unit granted to an employee pursuant to this Plan may be sold, pledged, assigned, or transferred in any manner during his or her lifetime.
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      By signing this letter, the undersigned acknowledges that they have read the above-described Plan, and agree to be bound by its terms and conditions as set forth herein.

                                         Very truly yours,



                                         Fred DaMert, President



ACCEPTED AND AGREED:



___________________________________
Larry A. Waide
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                             [DAMERT  COMPANY LOGO]

                           CERTIFICATE OF BASIC AWARD

                  Special Executive Incentive Compensation Plan
                            1995 Participation Units

                                Plan Participant:
                                 Larry A. Waide

The Board of Directors of DaMert Company hereby issues you 3,191 Units of participation in the Company for the year 1995. The value per Unit at the date of issue (1 /1 /95) is computed below.

This award is made pursuant to the plan description of November 30th, 1995, a copy of which is attached.

The Company will provide you an annual benefit statement to determine your vested percentage as well as the formula value of your interest in the Company.

December 31, 1994 value per Unit, based on 103,093 Units outstanding = $7.95

1995 Participation Unit vesting schedule:

                            12/31/95                        20%
                            12/31/96                        40%
                            12/31/97                        60%
                            12/31/98                        80%
                            12/31/99                       100%

These Units equal 3% of the total Units outstanding as of the date of grant and shall not be subject to dilution until the aggregate interests of all employees (including all grants to you) in the Company shall equal 20%.
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                             [DAMERT  COMPANY LOGO]


TO:        LARRY WAIDE
FROM:      THE DAMERT COMPANY
DATE:      MAY 21, 1997
SUBJECT: SPECIAL EXECUTIVE INCENTIVE COMPENSATION PLAN AMENDMENT

In the course of conducting a full financial audit of DaMert Company's 1996 financials, the CPA firm responsible for the audit detected a statement in the document with the potential for erroneous and ambiguous interpretation. The statement in question is in section 4. The Special Executive Incentive Compensation Plan, paragraph 7, commencing "If an executive departs the Corporation, for any reason, the vested Units will be valued at the prior year-end's book value."

The misinterpretation can result if the tax liability resulting from the Subchapter S status of DaMert Company is not paid through W-2 distribution to the owners at year end, but instead is paid in the following year (by January
15) through an equity withdrawal. This situation would artificially inflate the value of the company at year end since the tax liability that occurred in that year would not be recorded in that year's financial statements. The method of tax liability payment is evaluated annually by our CPA firm and the proposed amendment would accommodate both situations.

Therefore, we are amending this document by inserting this sentence immediately following the sentence indicated above:

"THE BOOK VALUE WILL BE DETERMINED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY BE ADJUSTED FOR TAX LIABILITY INCURRED IN THE PRIOR YEAR BUT NOT PAID UNTIL THE CURRENT YEAR."

CONCURRENCE:

/s/ Larry Waide                8/11/97
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LARRY WAIDE                    DATE


/s/ Fred DaMert                8/11/97
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FRED DAMERT